Exhibit 99.1

Rex Energy Announces Re-Affirmed Borrowing Base of $190 Million

STATE COLLEGE, Pa., October 3, 2016 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) (“the company”) announced that its bank group has reaffirmed the existing $190 million borrowing base under the company’s senior secured credit facility. The company’s next borrowing base redetermination is scheduled to occur in April 2017.

“We appreciate the support of our bank group as we continue to execute on our strategy of maintaining liquidity and financial flexibility,” said Tom Stabley, Rex Energy’s President and Chief Executive Officer. “The reaffirmed borrowing base, along with the various transactions we have completed over the past year, allows us to continue our operational plan of having our core Appalachian Basin acreage held by production by mid-2017.”

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company with its core operations in the Appalachian Basin. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, event, developments, forecasts, or guidance that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts, including those relating to the joint development agreement described in this release, and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, and we strongly encourage you to review those documents to understand these risks. You should not place undue reliance on forward-looking statements because they reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

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